Exhibit 10.2

Execution Version

U.S. $6,791,369.40

TERM LOAN CREDIT AGREEMENT

Dated as of May 28, 2020

among

SUMMIT MIDSTREAM HOLDINGS, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

and

SMP TOPCO, LLC,

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Collateral Agreement
Exhibit C	Form of Note
Exhibit D	Form of Non-U.S. Lender Tax Certificate

Schedule A	Unrestricted Subsidiaries
Schedule 1.01(b)	Closing Date Gathering Stations Real Property
Schedule 1.01(c)	Closing Date Pipeline Systems Real Property
Schedule 3.04	Governmental Approvals
Schedule 3.05	Litigation
Schedule 3.08	Use of Proceeds
Schedule 3.09	Taxes
Schedule 3.11	Environmental Matters
Schedule 3.13	Insurance
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses of Borrower, Administrative Agent and Lenders

iii

This TERM LOAN CREDIT AGREEMENT dated as of May 28, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), is by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b)(v), the “Borrower”), the LENDERS party hereto from time to time and SMP TOPCO, LLC, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Purchase Agreement dated as of May 3, 2020 (the “Purchase Agreement”), entered into by and among (i) Energy Capital Partners II, LP, a Delaware limited partnership (“ECP II”), Energy Capital Partners II-A, LP, a Delaware limited partnership (“ECP II-A”), Energy Capital Partners II-B IP, LP, a Delaware limited partnership (“ECP II-B IP”), Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership (“ECP II-C Summit”), Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership (“ECP II Summit Co-Invest”), Summit Midstream Management, LLC, a Delaware limited liability company (“Summit Management” and, together with ECP II, ECP II-A, ECP II-B IP, ECP II-C Summit and ECP II Summit Co-Invest, the “Contributors”), (ii) SMP TopCo, LLC, a Delaware limited liability company (“NewCo”), SMLP Holdings, LLC, a Delaware limited liability company (“SMLP Holdings” and, together with NewCo, the “Sellers”), (iii) the MLP Entity (as defined below) and (iv) for the limited purposes set forth in Section 5.2(a) and Section 5.12 of the Purchase Agreement, the General Partner (as defined below), SMLP Holdings has agreed to sell, and the MLP Entity has agreed to acquire, the Subject Common Units (as such term is defined in the Purchase Agreement) (collectively, the “Buy-In Transactions”);

WHEREAS, in connection with the Buy-In Transactions and as a condition precedent to the consummation thereof, SMLP Holdings has agreed to extend a term loan to the Borrower in an aggregate principal amount of $6,791,369.40, subject to the terms and conditions set forth herein;

WHEREAS, the Borrower is permitted to incur the Loans hereunder pursuant to Section 6.01(j) of the Revolving Credit Agreement (as defined below); and

WHEREAS, the Loans hereunder shall be secured by the Collateral on a pari passu basis with the obligations under the Revolving Credit Agreement, as contemplated by Section 6.01(j) and Section 6.02(cc) of the Revolving Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2016 Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 25, 2016 by and between SMPH and the MLP Entity, as amended by that certain Amendment No. 1 to Contribution Agreement, dated as of February 25, 2019, and Amendment No. 2, dated as of November 7, 2019, and as further amended or otherwise modified pursuant to Section 6.09(d).

“2022 Notes” shall mean the 5 1⁄2% Senior Notes due 2022 issued by the Borrower and Summit Midstream Finance Corp., a Delaware corporation (together, the “Issuers”), pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of July 15, 2014, by and among the Issuers, the guarantors party thereto and the Trustee.

“2025 Notes” shall mean the 5.75% Senior Notes due 2025 issued by the Issuers pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and Trustee, as supplemented by that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among the Issuers, the guarantors party thereto and the Trustee.

“Additional Equity Contribution” shall mean an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case after the Closing Date; provided, that (i) the Borrower shall deliver written notice to the Administrative Agent concurrently with the receipt of such cash, which such notice shall (1) state that the Borrower has elected to treat such equity contribution as an Additional Equity Contribution and (2) clearly set forth the amount of such Additional Equity Contribution; (ii) any Equity Interests issued by the Borrower to the MLP Entity in connection with an Additional Equity Contribution shall be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement and (iii) any Additional Equity Contributions shall be disregarded for the purpose of determining compliance with the Financial Performance Covenants and for all other purposes for which EBITDA is calculated under this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Asset Acquisition” shall mean any acquisition of any material assets of, or all of the Equity Interests (other than directors’ qualifying shares) in, a Person or any division or line of business of a Person.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower, any Restricted Subsidiary or any Included Entity to any Person other than the Borrower, a Restricted Subsidiary or an Included Entity to the extent otherwise permitted hereunder of any material asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Cash” shall mean, for any period, “Available Cash” as defined in the MLP Entity’s Partnership Agreement that is attributable to the Borrower and its Subsidiaries.

“Bakken Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC, Meadowlark Midstream Company, LLC and any of its wholly owned subsidiaries, or any combination thereof.

“Bison Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Houston, Texas.

“Buy-In Transactions” shall have the meaning assigned to such term in the first recital of this Agreement.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of the Restricted Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and the Restricted Subsidiaries for such period (other than interest income pursuant to IRB Transactions) and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Change in Control” shall mean the occurrence of any of the following: (a) a “Change in Control Triggering Event” (or, if no such concept exists therein, a “Change in Control Event”), as defined in any document pursuant to which Permitted Junior Debt that is Material Indebtedness has been issued, shall have occurred, (b) any “Change in Control”, as defined in the Revolving Credit Agreement as of the date hereof, shall have occurred, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Qualifying Owners, becomes the “beneficial owner”, directly or indirectly, of 50% or more of the equity securities of the MLP Entity or the General Partner entitled to vote for members of the board of directors of the MLP Entity or the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (d) the MLP Entity shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, free and clear of all Liens other than Liens granted pursuant to the Loan Documents.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Gathering Station Real Property” shall mean the Real Property listed on Schedule 1.01(b), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Gathering Stations are located.

“Closing Date Pipeline Systems Real Property” shall mean the Real Property listed on Schedule 1.01(c), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Pipeline Systems are located.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Collateral Agreement, all “Mortgaged Property” as defined in the Mortgages and “Collateral” as defined in any other Collateral Document.

“Collateral Agent” shall mean Mizuho Bank (USA) (“Mizuho”), as collateral agent under this Agreement, together with any successor collateral agent appointed pursuant to the provisions of Article VIII.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit B, executed pursuant to the Collateral and Guarantee Requirement, and any other guarantee and collateral agreement (as amended, supplemented or otherwise modified from time to time) that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (a) on the Closing Date, the Obligations shall be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and shall be secured by a first priority lien on and security interest in all Property (other than Real Property) on which a first priority lien and security interest secures the Revolving Obligations on the Closing Date, (b) in addition to subclause (a), within the time period set forth in Section 5.12, the Obligations shall be secured by a first priority lien in all Real Property on which a first priority lien secures the Revolving Obligations on the Closing Date, and (c) thereafter, the Obligations shall at all times be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and secured by a first priority lien on and security interest in all Property on which a first priority lien and security interest secures the Revolving Obligations at such time; provided that, from and after the Closing Date, no Guarantees of the Obligations and no Liens granted to secure the Obligations shall be released except as otherwise permitted by this Agreement.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (1) no Subsidiary of the Borrower shall be permitted to be a Revolver Loan Party or to provide Guarantees in respect of Revolving Obligations unless and until such entity becomes a Loan Party hereunder and provides a Guarantee (to the same extent as such guarantee was provided in respect of the Revolving Obligations) of all Obligations, (2) none of the Borrower and its Subsidiaries shall grant or perfect any Lien on any Property to secure Revolving Obligations unless such Person grants or perfects, with the same priority, as applicable, a Lien on such Property to secure the Obligations, (3) no Subsidiary of the Borrower shall be required to become a Loan Party unless it is also a Revolver Loan Party, (4) no Subsidiary of the Borrower shall be required to provide a Guarantee of the Obligations unless it has also provided a Guarantee of the Revolving Obligations, (5) none of the Borrower and its Subsidiaries shall be required to grant or perfect any Lien on Property to secure the Obligations unless such Person has granted or perfected, with the same priority, as applicable, a Lien on such Property to secure the Revolving Obligations, (6) none of the Borrower and its Subsidiaries shall be required to provide any documentation (or terms, provisions or conditions in any documentation) in connection with providing a Guarantee of the Obligations or granting a Lien to secure the Obligations unless such documentation was (or terms, provisions or conditions in such documentation were) also provided in connection with providing a Guarantee of the Revolving Obligations or granting a Lien to secure the Revolving Obligations, as applicable, (7) no control agreement or other control or similar arrangements shall be required with respect to any deposit accounts or securities accounts to the extent the collateral agent in respect of the Revolving Obligations has “control” (as required by the UCC) of such Property and remains a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement. If the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any of the Properties described in this definition materially and substantially exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination and (8) in no event shall the Collateral include any Excluded Assets. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, if the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws) acquired after the Closing Date exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination.

“Collateral Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement, Section 5.10 or Section 5.12 and each amendment, supplement or modification to any of the foregoing.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn), Indebtedness consisting of letters of credit issued at the request of a Loan Party on the behalf of an entity that is neither a Loan Party nor a Restricted Subsidiary and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries (other than the Deferred True-up Obligation) determined on a consolidated basis on such date; provided, that, Consolidated Debt shall not include any Indebtedness incurred pursuant to the IRB Transactions (such excluded Indebtedness not to exceed the amount of the IRBs outstanding at such time).

“Consolidated First Lien Net Debt” at any date shall mean, Consolidated Net Debt of the Borrower and the Restricted Subsidiaries on such date minus, to the extent included therein, (a) all Indebtedness under any Permitted Junior Debt (or any Permitted Refinancing Indebtedness thereof) or any other unsecured indebtedness of the Borrower and the Restricted Subsidiaries and (b) any Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens expressly subordinated to the Liens securing the Obligations.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and the Restricted Subsidiaries on such date minus unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, in an aggregate amount not to exceed U.S.$50.0 million (provided, that solely for the purpose of calculating the Leverage Ratio (but not the Senior Secured Leverage Ratio), if the aggregate principal amount of the loans outstanding under the Revolving Credit Agreement at such time are zero, then the maximum amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries that may be subtracted from Consolidated Debt at such time for such purpose shall be U.S.$200.0 million), to the extent the same (a) is not being held as cash collateral (other than as Collateral), (b) does not constitute escrowed funds for any purpose, (c) does not represent a minimum balance requirement and (d) is not subject to other restrictions on withdrawal.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower, the Restricted Subsidiaries and the Included Entities for such period determined on a consolidated basis; provided, that

(a)     any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower, any Restricted Subsidiary or any Included Entity, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transaction), in each case, shall be excluded; provided, that, with respect to each unusual or nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,

(b)     any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)     any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or Asset Dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the General Partner) shall be excluded,

(d)     any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to obligations under Swap Agreements) shall be excluded,

(e)     Consolidated Net Income for such period of the Borrower shall be increased to the extent of the amount of cash dividends or cash distributions or other payments paid in cash to (or to the extent converted into cash by) the Borrower or a Restricted Subsidiary thereof in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation and only to the extent that such cash dividends or cash distributions or other payments paid in cash do not exceed the Borrower’s proportional share in the Other Entity Unadjusted EBITDA of such Person for such period (calculated based on Borrower’s and any Restricted Subsidiary’s aggregate percentage ownership of the total outstanding Equity Interests of such Person) from:

(i)    any Person that is not (A) a Restricted Subsidiary, (B) an Ohio Joint Venture, (C) an Included Entity or (D) the Double E Joint Venture, or that is accounted for by the equity method of accounting,

(ii)    any Ohio Joint Venture; provided, that such amount shall not exceed the Ohio Joint Venture Aggregate EBITDA for such calculation period (such amount for such period is hereinafter referred to as the “Ohio Joint Venture Distribution Amount”); provided, further, that (A) the inclusion of this clause (e)(ii) for such calculation period is subject to the final sentence of the definition of “EBITDA”, (B) the Ohio Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(ii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) the Ohio Joint Venture Conditions shall be satisfied for such calculation period, and

(iii)    the Double E Joint Venture (such amount for such period is hereinafter referred to as the “Double E Joint Venture Distribution Amount”); provided, that (A) the inclusion of this clause (e)(iii) for such calculation period is subject to the final sentence in the definition of “EBITDA”, (B) the Double E Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(iii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) (1) prior to the Opt-In Time, clause (b)(iv) of the definition of “Double E Joint Venture Conditions” shall be satisfied for such calculation period and (2) after the Opt-In Time, the Double E Joint Venture Conditions shall be satisfied for such calculation period; provided further, that in no event shall any distribution by the Double E Joint Venture of the Exxon Equity Option Price (as defined in the Double E LLC Agreement on the Revolving Second Amendment Effective Date) to the Borrower or any Restricted Subsidiary be included in Consolidated Net Income for any calculation period,

(f)    the Net Income for such period of any Included Entity shall be an amount equal to the product of the Net Income of such Included Entity for such period multiplied by the Borrower’s or any Restricted Subsidiary’s percentage ownership of the total outstanding Equity Interests of such Included Entity,

(g)     Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h)     any noncash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(i)     accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(j)     any noncash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any noncash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded, and

(k)     Consolidated Net Income for such period shall be increased to the extent of any increase in the amount of deferred revenue for such period (as compared with the preceding period), and decreased to the extent of any decrease in the amount of deferred revenue for such period (as compared with the preceding period).

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet as of such date of the MLP Entity (or, if the MLP Entity has any direct operating Subsidiary other than the Borrower as of such date, of the Borrower).

“Consolidator Partnership” means Summit Midstream OpCo, LP, a Delaware limited partnership.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would constitute an Event of Default.

“Deferred True-up Obligation” shall mean the MLP Entity’s obligation, as set forth in the 2016 Contribution Agreement, to pay the Remaining Consideration (as defined in the 2016 Contribution Agreement) to SMPH on January 15, 2022, and which Remaining Consideration may be paid (in the sole discretion of the Borrower and the MLP Entity) in either cash, MLP Entity limited partnership units or a combination thereof.

“Deferred True-up Obligation Subordination Agreement” shall mean the subordination agreement to be entered into as of the Closing Date, by and among the Borrower, the MLP Entity, the Collateral Agent and SMPH, which agreement shall be in form and substance substantially similar to the Existing Deferred True-Up Obligation Subordination Agreement and otherwise reasonably satisfactory to the Administrative Agent.

“Distribution EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Double E Construction Management Agreement” shall mean that certain Construction Management Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Contribution Agreement” shall mean that certain Contribution Agreement, dated as of June 26, 2019, by and among Summit Permian Transmission, LLC, a Delaware limited liability company, ExxonMobil Permian Double E Pipeline LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Guaranty” shall mean that certain Guaranty Agreement, dated as of June 26, 2019, by the MLP Entity in respect of the Double E Joint Venture.

“Double E Joint Venture” shall mean Double E Pipeline, LLC, a Delaware limited liability company.

“Double E Joint Venture Conditions” shall mean, (a) the Opt-In Time has occurred, (b) at all times in the relevant calculation period (for clauses (i), (ii) and (iii), other than prior to the Opt-In Time), (i) the Double E Joint Venture does not at any time incur or have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date; provided that from and after the Opt-In Time no Loan Party, in its role as member or manager of the Double E Joint Venture, shall vote to approve any Lien on any assets of the Double E Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$20.0 million at any time on assets of the Double E Joint Venture in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement and (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) and (c) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(f) on or after the Opt-In Time.

“Double E Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Double E LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the Double E Joint Venture, dated as of June 26, 2019.

“Double E Operations and Maintenance Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Transaction Documents” shall mean the Double E Contribution Agreement, the Double E LLC Agreement, the Double E Construction Management Agreement, the Double E Operations and Maintenance Agreement and the Double E Guaranty.

“EBITDA” shall mean, with respect to the Borrower, the Restricted Subsidiaries and the Included Entities on a consolidated basis for any period, the Consolidated Net Income of such Persons for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any noncash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)):

(i)    provision for Taxes based on income, profits, losses or capital of such Persons for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii)    Interest Expense of such Persons for such period (net of interest income of such Persons for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities,

(iii)    depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other noncash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on such Persons for such period),

(iv)    the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided, that with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent a Responsible Officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v)    any other noncash charges,

(vi)    equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by such Persons,

(vii)    other nonoperating expenses,

(viii)    the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Subsidiary of the Borrower that is not a Subsidiary Loan Party or an Included Entity in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix)    costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction,

(x)    accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction,

(xi)    extraordinary losses and unusual or nonrecurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(xii)    restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities, and

(xiii)    to the extent applicable and solely for the purpose of determining compliance with the Financial Performance Covenants and not for any other purpose for which EBITDA is calculated under this Agreement, any Specified Equity Contribution solely to the extent permitted to be included in this calculation pursuant to the definition of “Specified Equity Contribution”;

minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required), including, without limitation, any income or gains resulting from prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of Permitted Junior Debt at a discount from face value; provided that EBITDA for any period may include, at the Borrower’s option, Material Project EBITDA Adjustments for such period.

Notwithstanding anything herein to the contrary, the sum of (A) all Material Project EBITDA Adjustments for any period, (B) all EBITDA for such period that is attributable to Included Entities and (C) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such period, shall not exceed 20% of Unadjusted EBITDA for such period.

For each calculation period, in order to determine EBITDA for such period, the Borrower shall make two separate calculations of EBITDA, with the first (x) to include in such calculation an amount equal to the Ohio Joint Venture Aggregate EBITDA for such calculation period, but excluding the Ohio Joint Venture Distribution Amount for such calculation period; provided, that (A) the sum of (i) all Material Project EBITDA Adjustments for such calculation period, (ii) all EBITDA for such calculation period that is attributable to Included Entities, (iii) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such calculation period and (iv) the Ohio Joint Venture Aggregate EBITDA for such calculation period shall not exceed 30% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) through (iv) of this clause (A) exceeds 30% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (A) shall be deemed to be the amount equal to 30% of Unadjusted EBITDA (such amount calculated pursuant to clause (A) means the “Initial Adjusted EBITDA Calculation”) and (B) the sum of (i) the Initial Adjusted EBITDA Calculation for such calculation period and (ii) the Double E Joint Venture Distribution Amount for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) and (ii) of this clause (B) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (x) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (x) means the “Proportional EBITDA Amount”), and the second (y) to include in such calculation the Ohio Joint Venture Distribution Amount for such calculation period, but excluding the Ohio Joint Venture Aggregate EBITDA for such calculation period; provided, that the sum of (i) the Ohio Joint Venture Distribution Amount for such calculation period, (ii) the Double E Joint Venture Distribution Amount for such calculation period and (iii) the amount of Material Project EBITDA Adjustment attributable to the Double E Joint Venture, pursuant to clause (a)(ii) of the definition of Material Project EBITDA for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of the foregoing clauses (i) through (iii) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (y) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (y) means the “Distribution EBITDA Amount”). The EBITDA of the Borrower for such calculation period shall be the greater of (A) Proportional EBITDA Amount for such calculation period and (B) the Distribution EBITDA Amount for such calculation period.

“Eddy County” shall mean Eddy County, New Mexico.

“Eddy County Project” shall mean the Gathering Station(s) and related gathering pipelines and other equipment located in, or to be constructed in, Eddy County.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability,

investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(m).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) the Borrower or any Subsidiary of the Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than (i) the Borrower, any Subsidiary Loan Party, any Wholly Owned Subsidiary or any Included Entity, (ii) the Ohio Joint Ventures, to the extent owned by a Loan Party and (iii) the Double E Joint Venture, to the extent owned by a Loan Party) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents (and, to the extent any such prohibition or limitation is removed or the applicable Person has obtained any required consents to eliminate or waive any such restrictions, such Equity Interests shall cease to be Excluded Assets), (b) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a Foreign Subsidiary and (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes, in either case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction in which the Borrower is located, (c) (i) any federal withholding tax imposed by the United States or (ii) a withholding tax imposed by the jurisdiction under the laws of which such Lender is organized or in which its principal office or applicable lending office (or other place of business) is located, in the case of each of clause (i) and (ii), pursuant to applicable requirements of law in effect at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.07(a) or Section 2.07(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure to comply with Section 2.07(e), and (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Deferred True-up Obligation Subordination Agreement” shall mean that certain Subordination Agreement by and among the Borrower, the MLP Entity, the Revolver Collateral Agent and SMPH dated as of March 3, 2016.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreements.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean any fees payable under any fee letter entered into between the Borrower and the Collateral Agent in respect of the Loans.

“FERC” shall mean the Federal Energy Regulatory Commission, and any successor agency thereto.

“Finance Co” shall mean a Wholly Owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower with the Borrower of Permitted Junior Debt permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 5.10 have been complied with in respect of such Subsidiary, and such Subsidiary is a Subsidiary Loan Party, (b) such Subsidiary shall be a corporation, (c) such Subsidiary shall not own or Control any portion of the Equity Interests of any other Person, including the Equity Interests of any other Subsidiary Loan Party or other Subsidiary of the Borrower and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” of any Person shall mean (a) the sole member or sole manager of such Person or (b) the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of (i) such Person or, (ii) to the extent such Person is a limited partnership, the general partner of such Person.

“Financial Officer of the Borrower” shall be the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of the General Partner.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10, 6.11 and 6.12.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, and any regulations promulgated thereunder.

“Foreign Subsidiary” shall mean any Subsidiary that is (a) incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (other than an entity that is disregarded for U.S. federal tax purposes and is a direct Subsidiary of an entity organized in the United States of America, any State thereof or the District of Columbia), or (b) any Subsidiary of a Foreign Subsidiary.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Gathering Agreements” shall mean each contract pertaining to the provision of gathering and compression services by any Subsidiary Loan Party or the Borrower (including any such contracts entered into after the Closing Date) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder.

“Gathering Station Real Property” shall mean, on any date of determination, any Real Property on which any Gathering Station owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located (including, without limitation, as of the Closing Date, all Closing Date Gathering Station Real Property).

“Gathering Stations” shall mean, collectively, (a) each location, now owned or hereafter used, acquired, constructed, built or otherwise obtained by the Borrower or any Subsidiary Loan Party, where the Borrower or any such Subsidiary Loan Party uses, holds, stores or maintains compression and dehydration equipment, other than any such compression and dehydration equipment that, as of the applicable date of determination, (i) has not been used by Borrower or any Restricted Subsidiary for the conduct of its Midstream Activities for a period of at least thirty (30) days, and (ii) neither Borrower nor any Restricted Subsidiary intends to use for the conduct of Midstream Activities, and (b) any other processing plants and terminals, now or hereafter owned by the Borrower or any Subsidiary Loan Party, that are connected to (or are intended to be connected to) the Pipeline Systems.

“Gathering System” shall mean, collectively, the Gathering Stations and the Pipeline Systems.

“Gathering System Real Property” shall mean, collectively, the Gathering Station Real Property and the Pipeline Systems Real Property.

“General Partner” shall mean Summit Midstream GP, LLC, a Delaware limited liability company, the general partner of the MLP Entity.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Included Entity” shall mean each Person that is not a Restricted Subsidiary with respect to which each of the following conditions is satisfied: (i) the Borrower or a Restricted Subsidiary owns at least 50% of the Equity Interests in such Person and has voting Control over such Person, (ii) the Borrower or a Restricted Subsidiary is the operator of such Person’s assets, (iii) such Person has no outstanding Indebtedness for borrowed money, (iv) such Person is not engaged in any line of business other than those that the Borrower may engage in as provided in Section 6.08, (v) the Equity Interests of such Person that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary and (vi) the Equity Interests of such Person are pledged in favor of the Collateral Agent to secure the Obligations (it being understood that if such Equity Interests cannot be so pledged, such entity shall not constitute an Included Entity).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations and Purchase Money Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes which arise from the transactions contemplated in, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Adjusted EBITDA Calculation” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Intercreditor Agreement” shall mean the intercreditor agreement to be entered into as of the Closing Date, by and among the Collateral Agent, the NewCo Collateral Agent, the Administrative Agent (solely with respect to Section 2.04(d) of the Intercreditor Agreement), the NewCo Administrative Agent, (solely with respect to Section 2.04(d) of the Intercreditor Agreement), the Revolver Collateral Agent and the Loan Parties, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” shall mean the ratio, for the applicable Test Period ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) EBITDA to (b) Cash Interest Expense; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrence.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person; provided, that, Interest Expense shall not include any interest expense or capitalized interest paid or accrued pursuant to IRB Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Swap Agreements.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRB” shall mean each of those industrial revenue bonds issued from time to time by Eddy County to Summit Permian Finance Co in an aggregate principal amount of up to $500.0 million pursuant to the IRB Indenture and IRB Purchase Agreement, and “IRBs” shall mean all of them collectively.

“IRB Indenture” shall mean one or more Indentures with respect to the IRBs to be entered into by and among Eddy County, Summit Permian Finance Co and the other parties party thereto.

“IRB Lease Agreement” shall mean one or more Lease Agreements to be entered into by and between Eddy County and Summit Permian with respect to the Eddy County Project.

“IRB Purchase Agreement” shall mean one or more Bond Purchase Agreements to be entered into by and among Eddy County, Summit Permian and Summit Permian Finance Co.

“IRB Transaction Documents” shall mean, collectively, the IRB Indenture, the IRB Purchase Agreement, the IRB Lease Agreement and the bonds issued under the IRB Indenture.

“IRB Transactions” shall mean, collectively, the transactions contemplated by the IRB Transaction Documents, including (a) the execution and delivery of the IRB Transaction Documents by the parties thereto, (b) the sale by Summit Permian to Eddy County of any Property constituting, or intended to constitute, part of the Eddy County Project, (c) the purchase of the IRBs by Summit Permian Finance Co, (d) the lease of the Eddy County Project (or any portion thereof) and incurrence of the obligations pursuant to the IRB Lease Agreement by Summit Permian and (e) the payments by Summit Permian to Summit Permian Finance Co pursuant to the IRB Lease Agreement; provided, for the avoidance of doubt, that the IRB Transactions shall not include any Loans or any Loans (as defined in the Revolving Credit Agreement) the proceeds of which are used in connection with the IRB Transactions.

“Lane Plant” shall mean Summit Midstream Permian, LLC or any of its wholly owned subsidiaries.

“Lender” shall mean SMLP Holdings as well as any other Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person), in each case so long as SMLP Holdings or such other Person holds any Loan.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any Real Property, including any portion of or all of the Gathering System, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing; (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Deferred True-up Obligation Subordination Agreement, any promissory note issued under Section 2.02(e) and the Intercreditor Agreement, as amended, supplemented or otherwise modified from time to time.

“Loan Document Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, together with the due and punctual performance of all other obligations of the Borrower and each other Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower and any other Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Party” shall mean the Borrower, the MLP Entity and each Subsidiary Loan Party.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, circumstances, conditions and/or contingencies that have had or are reasonably likely to have, with the passage of time (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of the rights, remedies or benefits available to the Lenders or the Agents under any Loan Document.

“Material Contracts” shall mean, collectively, (a) each Gathering Agreement, (b) each Ohio Joint Venture’s articles or certificate of formation or the limited liability company agreement, (c) the IRB Transaction Documents and (d) any contract or other arrangement, whether written or oral, to which the Borrower or any Subsidiary Loan Party is a party as to which (individually or together with all contracts that have been terminated, cancelled or not renewed or are reasonably expected to be breached, not performed, cancelled or not renewed as of any date of determination) the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder, and whether such contract or arrangement exists as of the Closing Date or is entered into thereafter.

“Material Debt-Related Net Proceeds” shall mean 100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower from the incurrence, issuance or sale of any Indebtedness (other than unsecured Indebtedness permitted to be incurred under Section 6.01(p) and Indebtedness permitted to be incurred under Section 6.01(j)) by such Person, the purpose of which is to refinance in whole or in part any of the 2025 Notes (but for the avoidance of doubt, excluding the use of proceeds of the Loan hereunder or the loan under the NewCo Credit Agreement to repurchase any 2025 Notes), the Revolving Credit Agreement or the SMPH Credit Agreement, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Material Indebtedness” shall mean (i) the Revolving Credit Agreement, (ii) the NewCo Credit Agreement, (iii) the 2022 Notes, (iv) the 2025 Notes and (v) any other Indebtedness (other than Loans) of the MLP Entity, the Borrower or any Subsidiary Loan Party in an aggregate principal amount exceeding U.S.$40.0 million.

“Material Project” shall mean the construction or expansion of any capital project by the Borrower, any Restricted Subsidiary or the Double E Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Project EBITDA Adjustment” shall mean with respect to each Material Project:

(a)     prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on (i) forecasted income to be derived from binding contracts less appropriate direct and indirect costs to realize such income and (ii) in the case of the Double E Joint Venture for any period for which the Double E Joint Venture Conditions are satisfied, forecasted distributions to be made by the Double E Joint Venture to the Borrower or a Restricted Subsidiary (calculated based upon the Borrower’s ownership interest in the Double E Joint Venture as of the date of determination)), which amount may, at Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b)     beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected EBITDA (determined in the same manner set forth in clause (A) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarters.

Notwithstanding the foregoing: no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless: (x) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which Parent desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA (the “Initial Quarter”), Borrower shall have delivered to Administrative Agent written pro forma projections of EBITDA attributable to such Material Project EBITDA Adjustments, and (y) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, total Material Project EBITDA Adjustments and the portion thereof to be added to EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Commercial Operation Date) and documentation as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent.

“Material Subsidiary” shall mean (a) each Restricted Subsidiary of the Borrower that (i) is a Wholly Owned Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which on a consolidated basis for such Restricted Subsidiary and its Subsidiaries for the applicable Test Period, accounted for more than 5% of EBITDA, or (ii) becomes a Subsidiary Loan Party as required pursuant to Section 5.10 and (b) the Consolidator Partnership.

“Maturity Date” shall mean March 31, 2021.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Activities” shall mean with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, terminalling, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, and water gathering and related activities in connection therewith; provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, without limitation, the ownership of drilling rigs.

“Mizuho” shall have the meaning assigned to such term in the definition of “Collateral Agent”.

“MLP Entity” means Summit Midstream Partners, LP, a Delaware limited partnership.

“MLP Entity’s Partnership Agreement” shall mean that certain Third Amended and Restated Agreement of Limited Partnership of the MLP Entity, dated as of March 22, 2019.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean all Real Property that is subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust and assignments of leases and rents delivered pursuant to the Collateral and Guarantee Requirement and pursuant to Section 5.10 and Section 5.12, each as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Mountaineer” shall mean Mountain Midstream Company, LLC, a Delaware limited liability company.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any disposition pursuant to Section 6.05(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, and any cash reserve for adjustments in respect of the sale price of such asset established in accordance with GAAP, in each case incurred in connection with such sale; and

(b)    100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale of any Indebtedness incurred pursuant to Section 6.01(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“NewCo Collateral Agent” shall mean Mizuho as collateral agent under the NewCo Credit Agreement, together with its successors in such capacity.

“NewCo Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of the Closing Date and as amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, NewCo, as lender, the other lenders from time to time party thereto and SMP TopCo, LLC, as administrative agent (together with its successors in such capacity, the “NewCo Administrative Agent”).

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries; provided, that the Borrower or any Restricted Subsidiary may pledge the Equity Interests it owns in any Subsidiary that is not (x) a Restricted Subsidiary, (y) an Included Entity or (z) from and after the Opt-In Time, the Double E Joint Venture, in order to secure such Indebtedness. “Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.07(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document (including all Loan Document Obligations) and all amounts owing pursuant to the terms of any Guarantee of this Agreement or any other Loan Document, together with the due and punctual performance of all other obligations of the Borrower and each Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ohio Joint Venture Aggregate EBITDA” shall mean, for any period, the aggregate of the “Ohio Joint Venture EBITDA” for both Ohio Joint Ventures for such period. As used in this definition, the term “Ohio Joint Venture EBITDA” means, for any Ohio Joint Venture for any period, the product of (a) the aggregate percentage of Equity Interests held by the Borrower and the Restricted Subsidiaries in such Ohio Joint Ventures during such period multiplied by (b) such Ohio Joint Venture’s Other Entity Unadjusted EBITDA for such period, calculated as if it were a Restricted Subsidiary; provided, that the Ohio Joint Venture Conditions shall have been satisfied.

“Ohio Joint Venture Conditions” shall mean, (a) at all times in the relevant calculation period, (i) the Ohio Joint Ventures do not at any time incur or have, (x) in the aggregate, greater than U.S.$5.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreements of the Ohio Joint Ventures in existence on the Closing Date; provided that no Loan Party, in its role as member or manager of any Ohio Joint Venture, shall vote to approve any Lien on any assets of any Ohio Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$10 million at any time on assets of the Ohio Joint Ventures in the aggregate, (ii) the Equity

Interests of the Ohio Joint Ventures that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary, (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Ohio Joint Ventures are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in each Ohio Joint Venture sufficient to retain negative control with respect to Requisite Board Approval (as defined in such Ohio Joint Venture’s relevant constitutional documents) (but in no event to be less than 30% of the Equity Interests eligible to appoint a member of the board in each Ohio Joint Venture) and (v) the operator of each Ohio Joint Venture’s assets or Affiliates of such operator shall own in the aggregate at least 20% of the Equity Interests in such Ohio Joint Venture and (b) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(e) at any time prior to the date of determination.

“Ohio Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Ohio Joint Ventures” shall mean, collectively, Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C., and each individually, an “Ohio Joint Venture”.

“Opt-In Conditions” means, as of the date of determination, that (i) the Double E Joint Venture does not have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date not in excess of U.S.$20.0 million in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)), (v) the Double E Joint Venture’s relevant constitutional documents on such date, when compared against such documents as in effect on the Revolving Second Amendment Effective Date, do not contain any material amendments or modifications adverse to the Lenders to (1) the Double E Joint Venture’s distribution policies, (2) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (3) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (4) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (5) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents, and (vi) each Subsidiary directly or indirectly owning Equity Interests in the Double E Joint Venture shall (1) be a Restricted Subsidiary and (2) become a Subsidiary Loan Party by joining the Collateral Agreement and otherwise causing the Collateral and Guarantee Requirement to be satisfied with respect to it.

“Opt-In Time” means the time when a Responsible Officer of the Borrower certifies in writing to the Administrative Agent that the Opt-In Conditions are satisfied as of such time, which certificate shall be accompanied by reasonably detailed information demonstrating the satisfaction of the Opt-In Conditions.

“Other Entity Unadjusted EBITDA” shall mean, for any Person for any period, the EBITDA for such Person for such period, determined in accordance with the definition of EBITDA mutatis mutandis for such Person but without including, in each case for such period, (a) any Material Project EBITDA Adjustments, (b) any EBITDA attributable to an Included Entity, (c) any Specified Equity Contribution, (d) any adjustments related to the Ohio Joint Ventures described in (i) clause (e)(ii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA” or (e) any adjustments related to the Double E Joint Venture described in (i) clause (e)(iii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA”.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall mean the MLP Entity or any Subsidiary of the MLP Entity that, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Payment Minimum” shall mean U.S.$1,000,000.

“Payment Multiple” shall mean U.S.$100,000.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Percentage” shall mean, with respect to any Lender as of any date of determination, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Loans on such date and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders on such date.

“Permitted Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Permitted Investments” shall mean:

(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Consolidated Total Assets, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower or the Borrower and Finance Co, as co-borrowers, and (b) unsecured senior Indebtedness issued by the Borrower or the Borrower and Finance Co, as co-borrowers, the terms of which, in the case of each of clauses (a) and (b), (i) (A) do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 90 days after the Maturity Date (provided, that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (B) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, (C) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt and (D) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed fiscal quarter for which financial statements are available.

“Permitted Real Property Liens” shall mean with respect to any Real Property (including any Gathering System Real Property), the Liens and other encumbrances described in clauses (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (u), (v), (w), (x), (z), (aa), (bb), (dd), (gg) or (hh) of Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Indebtedness, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have additional obligors, Guarantees or security than the Indebtedness being Refinanced, and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Swap Agreement” shall mean any Swap Agreement permitted by Section 6.13 that is entered into by the Borrower or any Restricted Subsidiary.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Pipeline Systems” shall mean, collectively, (a) the natural gas gathering pipelines and other appurtenant facilities such as meters and valve yard facilities located in the States of Texas and Colorado owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities and (b) any other pipelines and other appurtenant facilities such as meters and valve yard facilities, located in Texas, Colorado or any other state, now or hereafter owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities.

“Pipeline Systems Real Property” shall mean, on any date of determination, any Real Property on which any Pipeline System owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Document applicable to such Collateral.

“Power Purchase Agreements” shall mean those one or more agreements entered into for the purpose of (a) minimizing exposure to the volatility in power prices associated with operating electric-drive compression in the ordinary course of business and not for speculative purposes, and/or (b) purchasing power for use in the ordinary course of business, in each case, along with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent. EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Asset Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if the Transactions, such Asset Acquisition or Asset Disposition had been consummated on the first day of such Reference Period:

(a)    in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition or Asset Disposition is consummated); and

(b)    in making any determination on a Pro Forma Basis, (i) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (ii) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to distributions made pursuant to Section 6.06(e), pro forma effect shall be given to the decrease in cash and Permitted Investments resulting from such distributions.

For the avoidance of doubt, when making a determination on a Pro Forma Basis, any Asset Acquisition or Asset Disposition involving Equity Interests (including any Equity Interests in an Included Entity) owned by the Borrower, any Restricted Subsidiary or any Included Entity shall be treated as if such acquisition or disposition had occurred on the first day of the applicable Reference Period. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (A) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proportional EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Purchase Agreement” shall have the meaning assigned to such term in the first recital of this Agreement.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, that (a) such Indebtedness is incurred prior to, contemporaneously with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.

“Qualifying Owners” shall mean the collective reference to the MLP Entity, SMP, SMPH, General Partner and any Person controlled by any of the foregoing.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by, or subject to any rights of way, easements, servitudes, permits, licenses or other instruments in favor of, the Borrower or any Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease, occupancy, use or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that taken together, represent more than 50% of the sum of all Loans outstanding.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolver Loan Parties” shall mean the “Loan Parties” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of May 6, 2017, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of September 22, 2017, that certain Second Amendment to Third Amended and Restated Credit Agreement and First Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of June 16, 2019 and that certain Third Amendment to Third Amended and Restated Credit Agreement and Second Amendment to Second Amended and Restated Guarantee and Collateral Agreement, dated as of December 24, 2019, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto (the “Revolver Lenders”), Wells Fargo Bank, N.A., as administrative agent (together with its successors in such capacity, the “Revolver Administrative Agent”) and collateral agent (together with its successors in such capacity, the “Revolver Collateral Agent”) for the Revolver Lenders.

“Revolving Obligations” shall mean the “Obligations” under and as defined in the Revolving Credit Agreement.

“Revolving Second Amendment Effective Date” shall mean the “Second Amendment Effective Date” under and as defined in the Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a region, country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Credit Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state or any Person that is the subject of any Sanctions, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent and (d) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“SMP” shall mean Summit Midstream Partners, LLC, a Delaware limited liability company.

“SMPH” shall mean Summit Midstream Partners Holdings, LLC, a Delaware limited liability company.

“SMPH Credit Agreement” shall mean that certain Term Loan Agreement dated as of March 21, 2017, as amended, restated, supplemented or otherwise modified from time to time, by and among SMPH, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case during the period between (and inclusive of) the first day of such fiscal quarter and the day that is ten days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) (provided, that with respect to the fiscal quarter in which the

Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date); provided, that (i) the Borrower delivers written notice to the Administrative Agent concurrently with delivery of a timely delivered certificate required by Section 5.04(c) that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required by clause (ii) of such Section 5.04(c); (ii) there is at least one fiscal quarter in each four consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of the Administrative Agent) to cause the Borrower to be in compliance with the Financial Performance Covenants; (iv) there shall be no more than five Specified Equity Contributions in the aggregate during the term of this Agreement; and (v) any additional Equity Interests in the Borrower issued to the MLP Entity in connection with a Specified Equity Contribution shall upon such issuance be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Party” shall mean (a) each Subsidiary of the Borrower that is a party to the Collateral Agreement as of the Closing Date and (b) each other Subsidiary of the Borrower that joins the Collateral Agreement after the Closing Date pursuant to the requirements set forth in Section 5.10 or otherwise; provided, that in no event shall an Unrestricted Subsidiary be a Subsidiary Loan Party.

“Summit Permian” shall mean Summit Midstream Permian, LLC, a Delaware limited liability company.

“Summit Permian Finance Co” shall mean Summit Midstream Permian Finance Corp., a Delaware corporation.

“Summit Utica” shall mean Summit Midstream Utica, LLC, a Delaware limited liability company.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.11(a).

“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplemented, restated or otherwise modified from time to time; provided, that in no event shall any agreement for the sale of retainage gas in the ordinary course of business be deemed to be a “Swap Agreement.”

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transactions” shall mean, collectively, the execution and delivery of the Loan Documents and the Loans made on the Closing Date.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.05(c).

“Unadjusted EBITDA” shall mean, for any period, the EBITDA for such period, determined without including any Material Project EBITDA Adjustments, any EBITDA attributable to an Included Entity, any Specified Equity Contribution, any EBITDA attributable to any Ohio Joint Venture, any EBITDA attributable to the Double E Joint Venture or any EBITDA attributable to any payment described in clause (e) of the definition of “Consolidated Net Income”, in each case for such period.

“Unrestricted Subsidiary” shall mean (a) each direct or indirect Subsidiary of the Borrower listed on Schedule A, for so long as such Subsidiary is an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, and (b) each of Bison Midstream, LLC, Meadowlark Midstream Company, LLC, Summit Midstream Permian, LLC, Mountain Midstream Company, LLC, Summit Midstream Utica, LLC, and any of their

Subsidiaries, if and when each such Subsidiary is designated as an Unrestricted Subsidiary under the Revolving Credit Agreement on or after the Closing Date, for so long as such Subsidiary remains an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, and provided that (1) such designation is permitted by the Revolving Credit Facility, (2) no Default or Event of Default then exists or would result therefrom, (3) such designation is made in connection with and as part of a disposition permitted under Section 6.05(j) and such disposition is consummated promptly after such designation and (4) the Borrower satisfies its obligations (if any) under Sections 2.04(b) and (c) upon such designation or consummation of such related disposition permitted under Section 6.05(j).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that to the extent GAAP shall change after the Closing Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect, provided that until such modification has been agreed, the covenants herein shall be interpreted, and all computations of amounts and ratios referred to herein shall be made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at

“fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after May 26, 2017 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on February 25, 2016, or any other updates or proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

Section 1.03    Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division under Delaware law (or any comparable event under a different requirement of any Governmental Authority): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Closing Date Loans. As of the Closing Date and as contemplated by Section 6.2(f) of the Purchase Agreement, SMLP Holdings agrees to make a loan to the Borrower in an aggregate principal amount equal to $6,791,369.40.

Section 2.02    Promise to Repay Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of all Loans in full on the Maturity Date, together with all accrued but unpaid interest thereon, to the Administrative Agent for the account of each Lender.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in such form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.03    Repayment of Loans. (a) All Loans shall be due and payable as set forth in Section 2.02(a).

(b)    All mandatory prepayments pursuant to Section 2.04(b) or Section 2.04(c) or optional prepayments of the Loans pursuant to Section 2.04(a), shall be applied ratably among the Lenders. For the avoidance of doubt, the phrase “ratably among the Lenders” shall mean ratably based upon the respective Percentage of each Lender at the time of such prepayment.

(c)    Prior to any repayment or prepayment of the Loans, the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment or prepayment. Each repayment or prepayment shall be applied to the Loans such that each Lender receives its ratable share of such repayment or prepayment (based upon the respective Percentages of the Lenders at the time of such repayment or prepayment).

Section 2.04    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Payment Multiple and not less than the Payment Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.03(c).

(b)    The Borrower shall apply (i) all Material Debt-Related Net Proceeds received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower and (ii) all Net Proceeds which, in the aggregate, are in excess of $125.0 million, received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower in connection with (x) the incurrence of Indebtedness pursuant to Section 6.01(j) and (y) any disposition made pursuant to Section 6.05(j), in each case, promptly upon (and in any event within three Business Days of) receipt thereof to prepay any outstanding Loan in accordance with paragraphs (b) and (c) of Section 2.03; provided that the Borrower may use a ratable portion of such Material Debt-Related Net Proceeds or Net Proceeds, as applicable, to prepay Indebtedness outstanding under the NewCo Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (y) the amount of such Material Debt-Related Net Proceeds or Net Proceeds, as applicable, multiplied by (z) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the outstanding principal amount of Loans hereunder.

(c)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (b) of this Section 2.04 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

Section 2.05    Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Collateral Agent. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06    Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Loan at the rate of 8.00% per annum.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate equal to 12.00% per annum plus the rate applicable to such Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c)    Accrued interest on each Loan shall be payable in kind by the Borrower in arrears on the last day of each calendar quarter by adding the amount thereof to the outstanding principal amount of the Loans owed to the applicable Lenders, and such increased principal amount shall thereafter bear interest at the rate per annum set forth in paragraphs (a) and (b) of this Section, as applicable, and be paid in accordance with Sections 2.02, 2.03 and 2.04; provided, that, at the option of the Administrative Agent, interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d)    All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and on the basis of a year of 360 days.

Section 2.07    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent such withholding or deduction is required by applicable law. If a Loan Party, an Agent or any other Person acting on behalf of an Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments by applicable law, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party, Agent or other Person acting on behalf of the Agent shall make such deductions and (iii) such Loan Party, Agent or other Person acting on behalf of the Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.    For purposes of this Section 2.07, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes any withholding or payment of a U.S. federal withholding tax by such Lender or by any direct or indirect member of such Lender that is a domestic partnership or withholding foreign partnership for U.S. federal income tax purposes, with respect to any payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document, shall be considered a withholding or deduction of such U.S. federal withholding tax by Borrower.

If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, FATCA shall include any amendments to FATCA made after the Closing Date.

(b)    In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c)    Each Loan Party shall indemnify each Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the applicable Agent or such Lender as determined in the final, nonappealable judgment of a court of competent jurisdiction) without duplication of any amounts indemnified under Section 2.07(a)) imposed or assessed on (and whether or not paid directly by) the Agent or such Lender, as applicable, with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan

Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that a certificate as to the amount of such payment, liability, imposition or assessment and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Agent, as applicable.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents. Each Lender that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.07 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided, that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender.

(f)    The Administrative Agent shall deliver to the Borrower, on or before the Closing Date, two duly completed copies of Internal Revenue Service Form W-9.

(g)    If an Agent or any Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.07, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.07 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Agent or Lender agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.08    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.07 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.07 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding

Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in U.S. Dollars. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, fees and other amounts then due from the Borrower hereunder, such funds shall be applied first, to any Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, ratably among the Lenders in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders in proportion to the respective amounts of such interest and fees payable to them; and fourth, to the principal balance of the Loans, until the same shall have been paid in full, ratably among the Lenders in proportion to such Lender’s Percentage.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)    None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement and the other Loan Documents shall constitute, to the Borrower’s knowledge, funds obtained from transactions with or relating to Anti-Corruption Laws or Sanctions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and each of its Restricted Subsidiaries (except as otherwise noted below), that:

Section 3.01    Organization; Powers. The Borrower and each Subsidiary Loan Party (a) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02    Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each Loan Document to which it is a party, and the Loans hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and each Subsidiary Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(C) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Borrower or any Restricted Subsidiary, other than the Liens permitted by Section 6.02.

Section 3.03    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages and (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt this Section 3.04 in no way limits Section 3.05(e).

Section 3.05    Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders. (a) Except as set forth on Schedule 3.05, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the performance of any Loan Document or the Transactions.

(b)    To the Borrower’s knowledge, there are no outstanding judgments against the Borrower or any Restricted Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor any Restricted Subsidiary nor, to the Borrower’s knowledge, any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

(d)    Excluding consideration of Environmental Laws, which are separately addressed in Section 3.11, and Employee Benefit Plans, which are separately addressed in Section 3.10 (i) the Borrower and each Restricted Subsidiary have complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) none of the Borrower’s or any Restricted Subsidiary’s Properties is in violation of (nor will the continued operation of such properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)    Without in any way limiting Section 3.04, each of the Borrower and each Restricted Subsidiary hold all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Neither the Borrower nor any Restricted Subsidiary is subject to regulation “as a natural-gas company” under the Natural Gas Act.

(g)    None of the Lenders and the Agents, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (i) a “natural-gas company” or subject to regulation under the Natural Gas Act or (ii) subject to regulation under the laws of any state with respect to public utilities.

Section 3.06    Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.07    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08    Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Schedule 3.08; provided, that, for the avoidance of doubt, the Borrower shall not use the proceeds of the Loans (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any manner that would result in the violation of FCPA, any Anti-Corruption Laws or any Sanctions applicable to any party hereto or (iii) for dividends or other distributions of capital in respect of the Equity Interests of the Borrower.

Section 3.09    Tax Returns. Except as set forth on Schedule 3.09, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, and local Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (A) if the failure to comply would not cause a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP. The Borrower knows of no pending investigation of the Borrower or any Restricted Subsidiary by any taxing authority or any pending but unassessed material Tax liability of the Borrower or any Restricted Subsidiary (other than any Taxes incurred in the ordinary course of business).

Section 3.10    Employee Benefit Plans. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.

(b)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries or to which Borrower or any of its Subsidiaries has or may have any liability are maintained in accordance with the requirements of applicable foreign law and the value of the assets of each such foreign pension scheme equals or exceeds the present value of all benefit liabilities under each such foreign pension scheme.

Section 3.11    Environmental Matters. Except as set forth on Schedule 3.11 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no Environmental Claim or penalty has been received or incurred by the Borrower or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any of its Restricted Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) the Borrower and each of its Restricted Subsidiaries have obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, (iii) the Borrower and each of its Restricted Subsidiaries is and has been in compliance with all applicable Environmental Laws, including the terms and conditions of permits, registrations and licenses required under applicable Environmental Laws, (iv) neither the Borrower nor any of its Restricted Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (v) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Restricted Subsidiaries, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of its Restricted Subsidiaries and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Subsidiaries, (vi) neither the Borrower nor any of its Restricted Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vii) there are not currently and there have not been any underground storage tanks owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any of the Borrower and each Restricted Subsidiary, present or located on the Borrower’s or any such Restricted Subsidiaries’ Real Property. Representations and warranties of the Borrower or any of its Restricted Subsidiaries with respect to environmental matters are limited to those in this Section 3.11 unless expressly stated.

Section 3.12    Solvency.    (a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on

a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)    The Borrower does not intend to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiaries and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiaries.

Section 3.13    Insurance. Schedule 3.13 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and the Restricted Subsidiaries is adequate.

Section 3.14    Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank pari passu with or higher than any other senior Indebtedness or securities of the Borrower and each Subsidiary Loan Party and shall constitute senior indebtedness of the Borrower and each Subsidiary Loan Party under and as defined in any documentation documenting any junior indebtedness of the Borrower and each Subsidiary Loan Party. Each Collateral Document delivered pursuant to Section 4.01, 5.10 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Loan Party in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations. In each case of the security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, described in the preceding sentences, such security interests are prior and superior in right to any other Person, subject, in the case of Pledged Collateral, to Liens permitted by Section 6.02(d), (e), (n), (u), (bb), (ff) and (hh); in the case of Mortgaged Property, to Permitted Real Property Liens; and in the case of any other Collateral (except Pledged Collateral and Mortgaged Property), to Liens permitted by Section 6.02.

Section 3.15    Foreign Corrupt Practices, Sanctions. None of the Borrower nor any of its Subsidiaries, nor any director, officer, agent or employee of any such the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA or any other Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA. None of (i) the Borrower, its Subsidiaries or any of their respective Subsidiaries or, to the knowledge of Borrower or its Subsidiaries, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower or its Subsidiaries, any agent or Affiliate of the Borrower or any of its Subsidiaries which agent or Affiliate will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of each Lender to make Loans on the Closing Date are subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):

Section 4.01    Closing Date. On the Closing Date:

(a)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to the extent any representations and warranties are already qualified or modified by “materiality,” “Material Adverse Effect” or similar materiality language in the text thereof.

(b)    At the time of and after giving effect to the making of the Loans on the Closing Date, no Event of Default or Default shall have occurred and be continuing.

(c)    The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)    this Agreement, including appropriately completed schedules hereto,

(ii)    each Collateral Document (other than any Mortgages or other Collateral Documents to be delivered pursuant to Section 5.12),

(iii)    each promissory note requested pursuant to Section 2.02(e), if any,

(iv)    the Intercreditor Agreement, and

(v)    the Deferred True-up Obligation Subordination Agreement.

(d)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders on the Closing Date, favorable written opinions of Baker Botts L.L.P., counsel for the Loan Parties, or another law firm reasonably acceptable to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs such counsel to deliver such opinions.

(e)    The Administrative Agent shall have received each of the following for each Loan Party:

(i)    a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation (which shall include, without limitation, each such Person that is a corporation), certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (which, in the case of each such Person that is a Texas entity, shall include both a certificate of account status (or comparable document) and a certificate of existence) of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)    a certificate of the Secretary, Assistant Secretary or any Responsible Officer of each Loan Party, in each case dated the Closing Date and certifying:

(A)    that attached thereto is a true, correct and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person, together with any and all amendments thereto, as in effect on the Closing Date and at the time the resolutions described in clause (B) below were adopted,

(B)    that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (i) the execution, delivery and performance of the Loan Documents to which such Person is a party and (ii) in the case of the Borrower, the making of the Loans hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)    that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto,

(D)    as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(E)    as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Person, threatening the existence of such Person.

(f)    The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to such Persons in the appropriate jurisdictions and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g)    After giving effect to the Transactions, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Permitted Indebtedness.

(h)    The Agents shall have received, to the extent invoiced, all reimbursements or payments of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document (including, without limitation, the fees and expenses of Latham & Watkins LLP, counsel to the Lenders).

(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (a), (b) and (g) of this Section 4.01.

(j)    The Closing (as such term is defined in the Purchase Agreement) shall have occurred.

(k)    The Collateral Agent shall have received on or prior to the Closing Date a pro forma organizational chart showing the MLP Entity and each of its Subsidiaries (or categories thereof) after giving effect to the Buy-In Transactions.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 5.01    Existence, Maintenance of Licenses, Property. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except (i) as otherwise expressly permitted under Section 6.05 and (ii) for the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiary exceed estimated liabilities and are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties.

(b)    Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types (including, for the avoidance of doubt, property and casualty insurance policies), to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)    To the extent any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws and only to the extent not constituting Excluded Assets) that comprises a Gathering Station (or part thereof) constituting Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (A) concurrently with the delivery of any Mortgage in favor of the Collateral Agent in connection therewith, and (B) at any other time after the delivery of such Mortgage, if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Gathering Station and (ii) if any such Gathering Station is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with Flood Insurance Laws. In addition, to the extent the Borrower and the Subsidiary Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Gathering Station that constitutes Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(c)    Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any Restricted Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)    none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any Restricted Subsidiary or the protection of their properties.

Section 5.03    Taxes and Contractual Obligations. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (ii) the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.

(b)    With respect to payment obligations in any contract or agreement, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature that by law have become or might become a Lien (other than with respect to Liens permitted pursuant to Section 6.02) imposed upon it or upon its Properties, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the affected Restricted Subsidiary or if the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

(c)     (i) Perform and observe in all material respects all of the covenants and agreements (other than covenants or agreements to pay covered in Section 5.03(b)) contained in each Material Contract to which the Borrower or a Subsidiary Loan Party is a party that are provided to be performed and observed on the part of the Borrower or such Subsidiary Loan Party (taking into account any grace period); and (ii) diligently and in good faith enforce, using appropriate procedures and proceedings, all of such Person’s material rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each Material Contract, except, in the case of clauses (i) and (ii), where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Financial Statements, Reports, Copies of Contracts, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)    (i) within 120 days after the end of each fiscal year, the MLP Entity’s Form 10-K in respect of such fiscal year, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable;

(b)    (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the MLP Entity’s Form 10-Q in respect of such fiscal quarter, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer, on behalf of the Borrower, to the best of the Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable (in each case, subject to normal year-end audit adjustments and the absence of footnotes);

(c)    concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying (in the case of (b) above, to the best of the Borrower’s knowledge) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent;

(d)    promptly after the same have been filed, notice that all periodic and other available reports, proxy statements and other materials have been filed by the MLP Entity (with respect to the Borrower or any Restricted Subsidiary), the Borrower or any Restricted Subsidiary with the SEC, or distributed to its public stockholders generally, if and as applicable;

(e)    if requested in writing by the Administrative Agent on or prior to the last day of any calendar month, (A) within 10 days after the end of such calendar month, a report detailing any repurchase, exchange or refinancing by the MLP Entity, the Borrower or any Restricted Subsidiary during such month of the 2022 Notes, the 2025 Notes or the SMPH Credit Agreement and (B) within 30 days after the end of such calendar month, an unaudited consolidated balance sheet showing the financial position of the MLP Entity, the Borrower and its Restricted Subsidiaries on a consolidated basis as at the end of such month;

(f)    concurrently with the delivery of financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying compliance with Section 5.02(b) and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 5.02(b), if any;

(g)    promptly, a copy of all reports submitted to the board of directors or equivalent governing body (or any committee thereof) of the General Partner, the Borrower or any Restricted Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any Restricted Subsidiary;

(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i)    promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(j)    no later than 60 days following the first day of each fiscal year of the Borrower, a copy of the annual budget for such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(k)    promptly, and in any event within five Business Days of the Borrower obtaining knowledge of (i) any loss, destruction, casualty or other insured damage to or (ii) any taking under power of eminent domain or by condemnation or similar proceeding of any Property of the Borrower or any Restricted Subsidiary, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall notify the Agents, providing reasonable details of such occurrence;

(l)    (A) promptly, and in any event within five Business Days after the effectiveness thereof, copies of any amendments, waivers or other modifications relating to any Material Indebtedness and (B) otherwise, promptly, and in any event within thirty days of the Borrower or any Subsidiary Loan Party executing any Material Contract (other than a Material Contract existing on the Closing Date) and any material amendment, supplement or other modification to any other Material Contract, copies of such new Material Contract, amendment, supplement or other modification (it being understood that this clause (l) in no way expands or otherwise modifies the limitation set forth in Section 6.09 with respect to amendments and other modifications to Gathering Agreements or other Material Contracts); and

(m)    concurrently with the delivery of the financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying that as of December 31 of the preceding calendar year not less than a substantial majority (as mutually agreed by the Borrower and the Administrative Agent each acting reasonably and in good faith) of the value (including the fair market value of improvements owned by the Borrower or any Subsidiary Loan Party and located thereon or thereunder) of the Gathering System Real Property is subject to the Lien of the Mortgage.

Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the earlier of (i) the date on which the MLP Entity posts such documents, or provides a link thereto on the MLP Entity’s website on the Internet or at http://www.sec.gov or (ii) the date on which such documents are posted on the MLP Entity’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the MLP Entity shall deliver electronic or paper copies of such documents to the Administrative Agent if requested and (ii) the MLP Entity shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event the Administrative Agent shall have no responsibility to monitor compliance by the MLP Entity with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Restricted Subsidiary, with respect to which there is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to the Borrower or any Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except, other than with respect to Sanctions, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07    Maintaining Records; Access to Properties and Inspections; Maintaining Gathering System. (a) Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower.

(b)     (i) Except as set forth in Section 6.05 and subject to Permitted Real Property Liens, maintain or cause the maintenance of the interests and rights (1) with respect to the Pipeline Systems (and the related rights of way, easements or other Real Property) to the extent that, individually or in the aggregate, the failure to maintain or cause the maintenance of such interests and rights would not reasonably be expected to have a Material Adverse Effect and (2) in all material respects with respect to the Gathering Stations, (ii) subject to the Permitted Real Property Liens and consistent with industry standards, maintain the Pipeline Systems within the confines of the rights of way granted to the Borrower or the applicable Subsidiary Loan Party or Restricted Subsidiary with respect thereto without material encroachment upon any adjoining property and maintain the Gathering Stations within the boundaries of the deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Borrower, the Subsidiary Loan Parties or the Restricted Subsidiaries to inspect, operate, repair, and maintain the Gathering System in accordance with industry standards except to the extent that the failure to maintain or cause the maintenance of such interests and rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any Restricted Subsidiary may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.08.

Section 5.09    Compliance with Environmental Laws. Comply, cause all of the Restricted Subsidiaries to comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10    Further Assurances; Additional Subsidiary Loan Parties and Collateral. Execute and deliver (i) any and all further documents, financing statements, agreements and instruments (but in no event any documents, financing statements, agreements or instruments that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement), and take all such further actions (including the filing and recording of financing statements, fixture filings, transmitting utility filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable, but in no event including any actions that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement), that may be appropriate, or that otherwise may be reasonably requested by the Administrative Agent, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral

Documents (with such evidence provided and reasonably satisfactory to the collateral agent or administrative agent under the Revolving Credit Agreement with respect to the Liens granted to secure the Revolving Obligations being deemed to be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) all such other documents, agreements and instruments reasonably requested by the Administrative Agent to cure any defects in the Loan Documents and the Transactions contemplated hereby.

Section 5.11    Fiscal Year. Cause its fiscal year to end on December 31.

Section 5.12    Post-Closing Conditions. Within 90 days following the Closing Date, or such longer period of time (a) to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health, as may reasonably be required or (b) as the Collateral Agent (acting at the written direction of the Administrative Agent) may consent to in its sole discretion, the Collateral Agent shall receive the following with respect to each Closing Date Gathering Station Real Property and each Closing Date Pipeline Systems Real Property:

a Mortgage, duly executed and acknowledged by the Borrower or the applicable Subsidiary Loan Party, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (excluding Indebtedness under clause (b) of this Section 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary of the Borrower);

(b)    Indebtedness created hereunder and under the other Loan Documents;

(c)    Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Permitted Swap Agreements;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)    unsecured Indebtedness of the Borrower or any Subsidiary Loan Party owing to any other Loan Party (the “Subordinated Intercompany Debt”), provided, that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and provided, further, that any such Indebtedness for borrowed money shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)    Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)    (i) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness outstanding at any time (together with Indebtedness outstanding pursuant to this paragraph (h) and paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(i)    Capital Lease Obligations (including any Sale and Lease-Back Transaction that is permitted under Section 6.03) and Purchase Money Obligations to the extent that the aggregate total of all such Capital Lease Obligations and Purchase Money Obligations outstanding at any one time (together with Indebtedness outstanding pursuant to this paragraph (i) and paragraph (h) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(j)    other secured junior Indebtedness of the Borrower or any Subsidiary Loan Party; provided, that (i) the Liens securing the Obligations shall be senior to the Liens securing such other secured junior Indebtedness, (ii) on or prior to the incurrence or creation of such other Indebtedness, the agent and lenders under such facility shall have entered into such intercreditor agreements as may be reasonably required or agreed by the Administrative Agent, (iii) to the extent required by Section 2.04(b) and Section 2.04(c), the Net Proceeds of such secured junior Indebtedness is applied to prepay the Loans, (iv) no such secured junior Indebtedness shall provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date, (v) the incurrence of such senior secured junior Indebtedness is permitted by the Revolving Credit Facility, and (vi) no Default or Event of Default then exists or would result therefrom;

(k)    Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the extent permitted by Section 6.04, and (iii) by any Restricted Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees under clause (ii) of this Section 6.01(k) and any other Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(l)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)    Indebtedness supported by any Letter of Credit (as defined in the Revolving Credit Agreement) that is (i) outstanding on the Closing Date or (ii) issued after the Closing Date in connection with agreements existing on the Closing Date that contemplate or require the issuance of letters of credit; provided, that (x) any such Letter of Credit shall be issued in connection with the Double E Joint Venture or otherwise issued in respect of Indebtedness incurred in the ordinary course of business or with respect to trade payables and (y) the aggregate amount available to be drawn under all such Letters of Credit shall not exceed $100.0 million.

(n)    Indebtedness consisting of Permitted Junior Debt;

(o)    Guarantees of Indebtedness of Unrestricted Subsidiaries and other Persons that are not Loan Parties or Restricted Subsidiaries to the extent that Investments are permitted under Section 6.04(g);

(p)    other unsecured Indebtedness not otherwise permitted by this Section 6.01 in an aggregate principal amount at any time outstanding not to exceed U.S.$25.0 million;

(q)    Indebtedness of Summit Permian incurred pursuant to the IRB Lease Agreement;

(r)    Indebtedness incurred under the Revolving Credit Agreement and Indebtedness pursuant to any Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party; provided that such Indebtedness (i) is subject at all times to the Intercreditor Agreement and (ii) the aggregate principal amount at any time outstanding under the Revolving Credit Agreement shall not exceed U.S.$1.0 billion; and provided further, that before and after giving effect to such incurrence, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, as computed as of the date of the incurrence of such Indebtedness;

(s)    Indebtedness incurred under the NewCo Credit Agreement; provided that such Indebtedness is subject at all times to the Intercreditor Agreement; and

(t)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any Property (including stock or other securities of any Person, including of any Restricted Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)    Liens on Property of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and Refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other Property of the Borrower or any of its Restricted Subsidiaries;

(b)    any Lien created under the Loan Documents (or otherwise securing the Obligations) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)    any Lien on any Property of the Borrower or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien does not apply to any other Property of the Borrower or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such Property (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)    Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP;

(f)    (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(g)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)    zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights of way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;

(i)    security interests in respect of Purchase Money Obligations (including Capital Lease Obligations) with respect to equipment or other property or improvements thereto acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof) and (ii) such security interests do not apply to any other Property of the Borrower or any Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements) except to the extent that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k)    Liens disclosed by any title insurance policies, title commitments or title reports with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(l)    any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n)    Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(o)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(p)    licenses of intellectual property granted in the ordinary course of business;

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t)    Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets; provided, that such Lien is limited to the applicable insurance contracts;

(u)    Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(v)    Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(w)    Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or any Restricted Subsidiary;

(x)    Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(y)    Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;

(z)    Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights of way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Borrower or any Restricted Subsidiary, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness by the Borrower or any Restricted Subsidiary and otherwise do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any Mortgaged Property in the normal course of business or materially impair the value thereof;

(aa)    contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, gathering agreements, storage and terminalling agreements, throughput agreements, equipment rental agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or Restricted Subsidiary, or (ii) the value of such Property subject thereto;

(bb)    (i) Liens that secure Indebtedness permitted to be incurred under Section 6.01(j) and (ii) Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed U.S.$25.0 million; provided, however, that no part of the Pipeline Systems that is not the subject of a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, may be the subject of a Lien permitted by this clause (bb); provided, further, that no Indebtedness for borrowed money may be the subject of a Lien permitted by subclause (ii) of this clause (bb);

(cc)    Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(dd)    licenses granted in the ordinary course of business and leases of property of the Loan Parties that are not material to the business and operations of the Loan Parties;

(ee)    Liens in cash collateral securing obligations of any Loan Party with respect to (i) Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party and (ii) other Permitted Swap Agreements in an amount not to exceed U.S.$25.0 million at any time;

(ff)    any purchase option, call or similar right of a third party with respect to Equity Interests or securities representing an interest in (i) a joint venture or (ii) an Unrestricted Subsidiary;

(gg)    the lease (and any liens arising from such lease) of the Eddy County Project (or any portion thereof) by Summit Permian from Eddy County in connection with the IRB Transactions; and

(hh)    Liens that secure Indebtedness permitted to be incurred under Section 6.01(r) and Section 6.01(s).

Notwithstanding the foregoing or anything else to the contrary in any other Loan Document, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral (including any Pledged Collateral pledged by the MLP Entity), other than the Liens described in clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh), (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the

Collateral Agent, for the benefit of the Secured Parties, other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than Pledged Collateral or Mortgaged Property), including any Collateral pledged by the MLP Entity, that are prior and superior in right to any Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, other than Liens permitted by this Section 6.02 and (iv) no Liens shall be permitted to exist, directly or indirectly, on Mortgaged Property or the Pipeline Systems, other than Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and Permitted Real Property Liens.

Section 6.03    Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of all outstanding leases permitted under this Section 6.03 (other than the IRB Lease Agreement), when aggregated with the Indebtedness referred to in Sections 6.01(h) and (i), does not exceed U.S.$50.0 million; provided, further, that the IRB Transactions shall be permitted under this Section 6.03 to the extent constituting any Sale and Lease-Back Transaction, but solely to the extent that (1) prior to the sale or transfer of such property, all such property shall be subject to a first priority lien on and security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, and (2) the sale or transfer of such property shall be subject to the Liens created under the Loan Documents and such Liens shall continue in effect after such sale or transfer.

Section 6.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries, which cash management operations shall not extend to any Person that is not a Restricted Subsidiary) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a)    Investments after the Closing Date by the Borrower and any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party;

(b)    Permitted Investments and Investments that were Permitted Investments when made;

(c)    (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable loans or advances), loans and advances to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services rendered on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business not to exceed U.S.$5.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business;

(d)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(e)    Swap Agreements permitted under Section 6.13 and Section 6.01;

(f)    Investments existing on the Closing Date and set forth on Schedule 6.04;

(g)    so long as immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$10.0 million;

(h)    Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Restricted Subsidiaries that are not Subsidiary Loan Parties in the Borrower or any Subsidiary Loan Party;

(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(j)    Guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(k)    Investments in (i) the Bakken Joint Venture in an aggregate amount not to exceed U.S.$350.0 million and (ii) the Bison Joint Venture in an aggregate amount not to exceed U.S. $50.0 million; provided that both immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(l)    Investments in the Ohio Joint Ventures constituting (i) the purchase of Equity Interests in the Ohio Joint Ventures owned on the Closing Date, including any options to acquire future Equity Interests, and (ii) the exercise of any options acquired pursuant to clause (i) hereof; provided, in each case, that both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(m)    Investments in the Ohio Joint Ventures constituting of (i) purchases of additional Equity Interests in the Ohio Joint Ventures from holders of Equity Interests in the Ohio Joint Ventures (other than Summit Midstream Partners Holdings, LLC) and (ii) investments in response to capital calls in respect of the Ohio Joint Ventures that maintain the Borrower’s then existing ownership percentage therein; provided, in each case, that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(n)    Investments by Summit Permian Finance Co constituting the IRBs; and

(o)    Investments in the Double E Joint Venture constituting (i) the contribution to the Double E Joint Venture on the Revolving Second Amendment Effective Date of the assets contemplated by the Double E Contribution Agreement and (ii) additional Investments therein after the Revolving Second Amendment Effective Date; provided, in the case of sub-clause (ii), that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary Loan Party or other Restricted Subsidiary of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 5.01(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section shall not prohibit:

(a)    (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger or consolidation of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Restricted Subsidiary into or with the Borrower or any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is the Borrower or a Subsidiary Loan Party, (iii) the merger, amalgamation or consolidation of any Restricted Subsidiary that is not a Subsidiary Loan Party into or with any other Restricted Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)    sales, transfers, leases or other dispositions to the Borrower or to a Restricted Subsidiary, upon voluntary liquidation or otherwise;

(d)    Sale and Lease-Back Transactions permitted by Section 6.03;

(e)    Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends and distributions permitted by Section 6.06;

(f)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)    sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, U.S.$25.0 million; provided, further, that after giving effect thereto, no Default or Event of Default shall have occurred;

(h)    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i)    abandonment, cancellation or disposition of any intellectual property of the Borrower in the ordinary course of business; and

(j)    disposition of each of (i) the Double E Joint Venture, (ii) the Lane Plant, (iii) the Bakken Joint Venture, (iv) the Bison Joint Venture and (v) the assets of, or equity interests in, Mountaineer and Summit Utica; provided that (A) such disposition is permitted by the Revolving Credit Facility, (B) no Default or Event of Default then exists or would result therefrom, (C) the consideration received by Borrower or the applicable Restricted Subsidiary in respect of such disposition is at least equal to the fair market value as determined by the Borrower of the assets subject to such disposition and (D) the Net Proceeds of such disposition are applied (x) to repay, prepay, purchase or repurchase the 2022 Notes, the 2025 Notes or loans incurred under the Revolving Credit Agreement; provided, that either (i) any such repayment or prepayment of loans incurred under the Revolving Credit Agreement shall permanently reduce the Commitments (as defined in the Revolving Credit Agreement) thereunder or (ii) within 10 Business Days of such repayment or prepayment, the Borrower prepays the Loans in an amount (the “Prepayment Amount”) equal to 20% of the amount of such repayment or prepayment, at the Borrower’s election and in its sole discretion; provided that for purposes of this clause (ii), the Borrower may use a ratable portion of the Prepayment Amount to prepay Indebtedness outstanding under the NewCo Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (1) the Prepayment Amount multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the outstanding principal amount of Loans hereunder) and (y) without duplication of amounts prepaid pursuant to clause (x) above, to the extent required by Section 2.04(b) and Section 2.04(c), to prepay the Loans.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower or any Subsidiary of the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, transfer or otherwise dispose of the assets of, or Equity Interests in, any Unrestricted Subsidiary or any Person that is not a Subsidiary to any Person, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to the Borrower and the Subsidiary Loan Parties pursuant to the foregoing clauses (g) or (j) or Section 6.05(c) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (a)(i), (a)(ii), (a)(iv), (d), (g) or (j) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (iii) above, the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Loan Party (as shown on the MLP Entity’s or the Borrower’s, as applicable, most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash and (iv) the Borrower shall, in no event, be incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

Section 6.06    Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, that:

(a)    any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, directly or indirectly, the Borrower or any Restricted Subsidiary (or, with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, to each parent of such Restricted Subsidiary (including the Borrower, any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

(b)    the Borrower and each of its Restricted Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower or, to the extent such Equity Interests were issued as compensation for services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes; provided, that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year U.S.$10.0 million (plus the amount of net proceeds (i) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (ii) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(c)    if no Default or Event of Default then exists or would result therefrom, then the Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than an Additional Equity Contribution or a Specified Equity Contribution; provided, that the proceeds of an issuance or sale to a Restricted Subsidiary may not be used to declare or pay dividends or make other distributions;

(d)    noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;

(e)    the Borrower may declare and pay dividends or make other distributions to the MLP Entity in order to make any payment with respect to the Deferred True-up Obligation to the extent permitted by Section 6.09(d); and

(f)    the Borrower may repay capital invested in it by the MLP Entity or may declare and make distributions on or with respect to the Equity Interests of the Borrower or any other Loan Party with Available Cash on a quarterly basis in an aggregate amount necessary to pay regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million; provided, that immediately before and after giving effect to such repayment, declaration or distribution, (i) no Default or Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (on a Pro Forma Basis and after giving effect to the making of such distribution) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter.

Section 6.07    Transactions with Affiliates. (a) Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to the Borrower or any of its Restricted Subsidiaries) to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower and its Restricted Subsidiaries in accordance with customary practice.

(b)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary, as applicable,

(ii)    transactions among the Borrower and the other Loan Parties and transactions among the Restricted Subsidiaries that are not Subsidiary Loan Parties otherwise permitted by this Agreement,

(iii)    any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business and, to the extent such fees and indemnities are directly attributable to services rendered on behalf of the Borrower or the Subsidiary Loan Parties, any employee of any Parent Company,

(iv)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect,

(v)    any employment agreement or employee benefit plan entered into by the Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi)    transactions otherwise permitted under Section 6.06 and Investments permitted by Section 6.04,

(vii)    any purchase by the MLP Entity of Equity Interests of the Borrower, so long as the Collateral and Guarantee Requirement is complied with in respect of such Equity Interests,

(viii)    payments by the Borrower or any of its Restricted Subsidiaries to the MLP Entity made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the General Partner or the board of directors or equivalent governing body (or any committee thereof) of any Restricted Subsidiary, as applicable, in good faith,

(ix)    transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi)    if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B) of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary,

(xii)    payments by the Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of the Borrower or any of its Subsidiaries, or, to the extent such compensation, expense reimbursement, or benefits are directly attributable to services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company,

(xiii)    any transaction with an Affiliate that satisfies the requirements of Section 7.9 of the MLP Entity’s Partnership Agreement,

(xiv)    any transaction that is permitted under affiliate fairness rules (or similar requirements) of FERC or any other Governmental Authority that regulates any Loan Party or any Subsidiary thereof, and

(xv)    transactions pursuant to the Double E Transaction Documents as in effect on the Revolving Second Amendment Effective Date, to the extent not otherwise prohibited hereunder; provided, however, that all transactions pursuant to the Double E Operations and Maintenance Agreement and the Double E Construction Management Agreement (each as in effect on the Revolving Second Amendment Effective Date) shall be on commercially reasonable economic terms, as determined in good faith by a Financial Officer of the Borrower.

Section 6.08    Business of the Borrower and the Restricted Subsidiaries. Notwithstanding any other provisions hereof, with respect to the Borrower and each Restricted Subsidiary, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto, including, without limitation, the consummation of the Transactions.

Section 6.09    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc. (a) Amend or modify or grant any waiver or release under or terminate in any manner (i) with respect to the Borrower or any Restricted Subsidiary, such Person’s articles or certificate of incorporation or the by-laws, partnership agreement or limited liability company operating agreement, as applicable, or (ii) any Material Indebtedness, the Gathering Agreements or any other Material Contract, in the case of the foregoing clauses (i) and (ii), if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would materially impair the rights, remedies or benefits of the Secured Parties under the Collateral Documents (including in such agreement as Collateral). In no event shall an Unrestricted Subsidiary assume, take assignment of or otherwise obtain any rights of any Loan Party under any Gathering Agreement now or hereinafter in effect relating to or providing for the provision of services by any Loan Party in connection with the Gathering System. For the avoidance of doubt, amendments or modifications to any such contracts for the addition of any drill pad or any receipt and delivery point, and modifications to fees (except any decrease to fees such that the overall expected benefit to the Loan Party party thereto would be materially adversely affected) received by any Loan Party in respect thereof shall not in itself be considered to have a Material Adverse Effect;

(b)    (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the SMPH Credit Agreement (other than, for the avoidance of doubt, any such payments that are made with dividends or distributions made to the MLP Entity to the extent permitted by Section 6.09(d)) or Permitted Junior Debt or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the SMPH Credit Agreement or any Permitted Junior Debt, except for (to the extent permitted by the subordination provisions thereof) (A) payments of regularly scheduled interest, (B) regularly scheduled payments of principal under the SMPH Credit Agreement and (C) prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of any of the 2022 Notes or the 2025 Notes; provided that (1) both before and after giving effect to each such prepayment no Default or Event of Default exists, (2) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (3) each such prepayment shall be at an all-in cost (including all costs associated with such prepayment) equal to or less than the face value of such Permitted Junior Debt prepaid at such time; or (ii) amend or modify, or permit the amendment or modification of, any provision of the SMPH Agreement, any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to the Lenders and that do not affect the subordination provisions thereof in a manner adverse to the Lenders.

(c)    Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any other Loan Party by a Restricted Subsidiary or (ii) the granting of Liens by the Borrower or a Restricted Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    restrictions imposed by applicable law;

(B)    contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C)    any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition (but only to the extent such sale or disposition would be permitted under this Agreement, if consummated);

(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the Property securing such Indebtedness;

(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest; provided, however, that this clause (G) shall not apply to any lease or other agreement in respect of any portion of the Gathering System;

(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J)    in the case of any Person that becomes a Restricted Subsidiary after the Closing Date, any agreement in effect at the time such Person so becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary; or

(K)    restrictions imposed by any Permitted Junior Debt that (i) do not require the direct or indirect granting of any Lien to secure such Permitted Junior Debt or other obligation by virtue of the granting of a Lien on or pledge of any Property of any Loan Party, and (ii) in any case do not directly or indirectly restrict the granting of Liens pursuant to the Collateral Documents.

(d)    (i) Amend or modify, or permit the amendment or modification of the 2016 Contribution Agreement other than any such amendments or modifications (1) to cure an ambiguity, omission, mistake, typographical error or other immaterial defect and (2) which are not adverse in any material respect to the interests of the Lenders or (ii) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the Deferred True-up Obligation at any date prior to the later of (x) 91 days after the Maturity Date and (y) until the Obligations shall have been paid in full and all amounts drawn thereunder have been reimbursed in full; provided, notwithstanding this clause (d), that the Borrower may make payments of regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million, if, in each case, both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such payment, prepayment or settlement with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries.

(e)    To the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) any Ohio Joint Venture’s distribution policies, (ii) the ability of any Ohio Joint Venture to incur Indebtedness and Liens, (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in any Ohio Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in any Ohio Joint Venture’s relevant constitutional documents or (v) the change of control provisions in any Ohio Joint Venture’s relevant constitutional documents.

(f)    From and after the Opt-In Time, to the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) the Double E Joint Venture’s distribution policies, (ii) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (v) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents.

Section 6.10    Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 5.50 to 1.00; provided that if the maximum Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification, or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.11    Senior Secured Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Senior Secured Leverage Ratio to be greater than 3.75 to 1.00; provided that if the maximum Senior Secured Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Senior Secured Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.12    Interest Coverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00; provided that if the minimum Interest Coverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the minimum Interest Coverage Ratio set forth herein shall concurrently be deemed so amended, modified or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.13    Swap Agreements and Power Purchase Agreements. Enter into any Swap Agreement, other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary Loan Party is exposed in the conduct of its business or the management of its liabilities, and (b) entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party, which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and that are not speculative in nature. Notwithstanding the foregoing, the Borrower may enter into any Power Purchase Agreement in the ordinary course of business.

Section 6.14    Limitation on Leases. The Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of its or their assets of any kind whatsoever (real or personal but excluding Capitalized Lease Obligations otherwise permitted under this Agreement) under operating leases (other than the IRB Lease Agreement) that would cause the aggregate amount of all payments made by any such Restricted Subsidiary or the Borrower pursuant to all such leases including any residual payments at the end of any lease, to exceed U.S.$50.0 million in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 6.15    Sale of IRB. The Borrower will not and will not permit any of its Restricted Subsidiaries to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of the IRBs to any Person without the consent of the Administrative Agent, other than (a) to the Borrower or a Restricted Subsidiary or (b) to Eddy County in connection with the termination of the IRB and the IRB Transactions.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)    any representation or warranty made or deemed made by the Borrower, any Restricted Subsidiary or the MLP Entity in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower, any Restricted Subsidiary or the MLP Entity; provided, that (i) to the extent the fact, event or circumstance that caused a representation or warranty to be false or incorrect in any material respect is capable of being cured, corrected or otherwise remedied and (ii) such fact, event or circumstance has been cured, corrected or otherwise remedied within 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower, any such false or incorrect representation or warranty shall not be an Event of Default; provided, that such extension of time to cure could not reasonably be expected to have a Material Adverse Effect;

(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance by (i) the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08, 5.10, 5.12 or Article VI or (ii) the MLP Entity of any covenant, condition or agreement contained in Section 3.04(e) of the Collateral Agreement;

(e)    default shall be made in the due observance or performance by the Borrower, any Restricted Subsidiary or the MLP Entity of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) without limiting the foregoing clause (i), the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)    there shall have occurred a Change in Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the MLP Entity, the Borrower or any Material Subsidiary, or of a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of the MLP Entity, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the MLP Entity, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of U.S.$20.0 million (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k)    one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)    (i) any Loan Document shall for any reason be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to Collateral that is not immaterial to the Loan Parties on a consolidated basis shall cease to be in full force and effect, or shall be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or the failure of the Collateral Agent to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by any Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations;

(m)    (A) any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (B) any Liability of the Borrower or any of its Restricted Subsidiaries for any Release or threatened Release of Hazardous Materials or (C) any Liability of the Borrower or any of its Restricted Subsidiaries for any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any real property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of its Restricted Subsidiaries, or any property at which the Borrower or any of its Restricted Subsidiaries has sent Hazardous Materials for treatment, storage or disposal (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred and continue to exist, could reasonably be expected to result in a Material Adverse Effect; or

then, and in every such event (other than an event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENTS

Section 8.01    Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints SMP TopCo, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    [Reserved.]

(c)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof and the Lenders, and none of the MLP Entity, the Borrower nor any Subsidiary of the Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 8.02    Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)    shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;

(e)    shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f)    shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by such Agent from the Borrower or a Lender.

Section 8.04    Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, direction or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may include counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05    Delegation of Duties. Without in any way limiting Section 8.11, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06    Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least U.S.$1.0billion. In the case of the resignation of the Administrative Agent, if no such successor shall have been appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (b) except for indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the MLP Entity, the Borrower or any Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or retired Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or retired Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.10) and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07    Non-Reliance on the Agents; Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the MLP Entity, the Borrower or any Restricted Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05, 8.10, and 9.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.10 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding and to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

Section 8.09    Authorization for Certain Releases. With respect to releases and terminations delivered pursuant to Section 9.18, each Agent and each Lender hereby irrevocably authorizes either or both Agents to enter into such releases and terminations without further or additional consents being delivered by any Agent or any Lender, except that the Collateral Agent shall only act or exercise any right hereunder in accordance with the terms of the Collateral Documents. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing each Agent’s authority provided for in the previous sentence.

Section 8.10    Indemnification. Each Lender severally agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (in accordance with the respective principal amounts of its applicable outstanding Loans)) of any expenses incurred for the benefit of the Lenders by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.11    [Reserved.]

Section 8.12    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.13    Enforcement. The authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party or any of them shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Documents for the benefit of each Lender, as applicable; provided, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.08(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the

Collateral Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.08(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in the following subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01;

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the MLP Entity, the Borrower, each Subsidiary Loan Party, and each other Restricted Subsidiary herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.07 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of this Agreement.

Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) without the prior written consent of any party other than Lender and applicable assignees.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(C)    no such assignment shall be made to the Borrower or any of its Affiliates; and

(D)    notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07 and 9.05. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    The parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.07 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.08(c) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.07 to the extent such Participant fails to comply with Section 2.07(e) as though it were a Lender.

(d)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

Section 9.05    Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with the preparation of this Agreement and the other Loan Documents, including the reasonable and documented out of pocket fees, charges and disbursements of counsel for the Administrative Agent (limited, in the case of legal fees and disbursements, to one primary external counsel of the Administrative Agent, and one local external counsel of the Administrative Agent in each relevant jurisdiction), the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for counsel in each jurisdiction where Collateral is located) and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated). The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents or the Lenders (including external counsel and the reasonable and documented allocated costs of internal counsel for the Agents or any Lender); provided, that, absent any conflict of interest, the Agents and Lenders shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b)    The Borrower agrees to indemnify the Agents, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, its Subsidiaries, the MLP Entity, any Indemnitee or any other Person initiated or is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are determined by a final, nonappealable judgment rendered by a court of competent jurisdiction (A) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties) or (B) to arise from disputes solely among Indemnitees if such dispute (i) does not involve any action or inaction by the MLP Entity, the Borrower or any Subsidiary and (ii) is not related to any action by an Indemnitee in its capacity as Agent. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of

Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment in a court of competent jurisdiction. In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above). In no event shall any Indemnitee be liable to the MLP Entity, the Borrower, any Subsidiary Loan Party, or any other Subsidiary, or shall the MLP Entity, the Borrower or any Subsidiary be liable to any Indemnitee, for any consequential, indirect, special or punitive damages; provided, however, that nothing in this sentence shall limit the Borrower’s indemnification obligations set forth in this Section 9.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    This Section 9.05 shall not apply to Taxes.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and any Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate of a Lender to or for the credit or the account of any Loan Party or any Subsidiary that is not a Foreign Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate of a Lender, irrespective of whether or not such Lender or such Affiliate of a Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Affiliate of a Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Affiliate of a Lender may have.

Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08    Waivers; Amendment. (a) No failure or delay of the Agents or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the MLP Entity, the Borrower or any Subsidiary Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the MLP Entity, the Borrower or any Subsidiary Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Collateral Agent (acting at the written direction of the Administrative Agent) and consented to by the Required Lenders; provided, that no such agreement shall

(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and provided, further, that, any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders,

(ii)    increase or extend the Loans of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in or extension of the Loans of any Lender),

(iii)    extend any date on which payment of the principal amount of any Loan or interest on any Loan or any Fees or any other payment hereunder is due, without the prior written consent of each Lender adversely affected thereby,

(iv)    change the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.08(b), Section 2.08(c) or Section 9.21 or change any provision hereof that establishes the pro rata treatment among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders, without the prior written consent of each Lender adversely affected thereby,

(v)    amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, and

(vi)    release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the MLP Entity and the Subsidiary Loan Parties without the prior written consent of each Lender (except, in the case of any Subsidiary Loan Party, to the extent of a release in connection with a transaction expressly permitted in Sections 6.02 or 6.05);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents, without the prior written consent of such Administrative Agent or Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)    With the consent of each Loan Party, as applicable, Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)    Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender (i) in accordance with Sections 6.10, 6.11 and 6.12 or (ii) if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided, that in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15    Jurisdiction; Consent to Service of Process. (a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)    Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16    Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) to any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrower and (ix) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement. If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, then, to the extent reasonably practicable, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender or Agent will cooperate to the extent reasonably possible and legally permissible with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17    Communications. (a) Delivery.

(i)    Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m., New York City time on the scheduled date therefor, (B) provides notice of any Default or Event of Default under this Agreement or (C) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Lenders or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)    Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws.

(c)    Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18    Release of Liens and Guarantees. (a) In the event that (i) the Borrower or any Subsidiary Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents (other than any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions), (ii) any Restricted Subsidiary becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture) or (iii) any Subsidiary ceases to be a Revolver Loan Party, then, in any of such cases, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests, Subsidiary Loan Party or assets that are the subject of such disposition, release any Liens created by any Loan Document in respect of Equity Interests of any Restricted Subsidiary that becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture), and release any Guarantees of the Obligations and release any Liens granted to secure the Obligations, in each case by a Person that ceases to be a Subsidiary of the Borrower or that ceases to be a Subsidiary Loan Party as a result of a transaction described above. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of. Any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions shall be subject to all Liens thereon created under the Loan Documents, and such Liens created under the Loan Documents shall continue in effect after such sale or conveyance.

(b)    When all the Obligations are paid in full in cash (other than contingent indemnification obligations), the Collateral Documents, the Guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall automatically be released. At such time, the Administrative Agent and the Collateral Agent (at the written direction of the Administrative Agent) agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the Guarantees, Liens and security interests created by the Loan Documents.

(c)    Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.

Section 9.19    Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.20    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the MLP Entity, the Borrower and the Subsidiaries of the Borrower.

The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity holders or their Affiliates. The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.21    Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to any Collateral Document and any other amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

(a)    First, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities, expenses and other amounts (other than principal and interest but including Fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b)    Second, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and

(d)    Last, the balance, if any, after all of the Loan Document Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Section 9.22    Intended Third Party Beneficiaries. The Collateral Agent is an intended third party beneficiary of Article VIII and Section 9.05 hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:	/s/ Brock M. Degeyter
Name:	Brock M. Degeyter
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

SMP TOPCO, LLC,
as Administrative Agent

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	President

SMLP HOLDINGS, LLC,
as Lender

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	President

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee[s]”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Credit Agreement identified below (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement (and each other Loan Document) to the extent of the percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.     Assignor:

2.    Assignee[s]:

3.    Administrative Agent: SMP TopCo, LLC, as administrative agent under the Credit Agreement.

4.    Credit Agreement: Term Loan Credit Agreement dated as of May 28, 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time and the Administrative Agent.

5.    Total Loans of all Lenders under the Credit Agreement:

Exhibit A-1

6.    Assigned Interest:

Assignee	Amount of Loans Assigned	Percentage Assigned of Loans, after giving effect to assignment hereunder[1]
%
%

Effective Date:         ,     , 20    .2

[Remainder of page intentionally blank]

[1]	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders.
[2]	TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.

Exhibit A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][3]

By:
Name:
Title:

[3]	Add additional signature blocks if there is more than one Assignee.

Exhibit A-3

ANNEX 1 to Exhibit A

of the Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A-4

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile, telecopy or other electronic means (including a PDF sent by e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[End of document]

Exhibit A-5

EXHIBIT B

FORM OF

COLLATERAL AGREEMENT

[Omitted]

Exhibit B

EXHIBIT C

FORM OF NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Loans owing to the Lender by the Borrower pursuant to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 28, 2020, among the Borrower, the LENDERS party thereto from time to time and SMP TopCo, LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Loans represented by this Promissory Note and advanced to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to the Administrative Agent for the benefit of the Lenders as set forth in the Credit Agreement. The Loans represented by this Promissory Note advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (this “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.02(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lenders to or for the benefit of the Borrower, the indebtedness of the Borrower resulting from the Loans being, on request of a Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory note.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York and is entered into as of the date first written above.

[Signature page follows]

Exhibit C-1

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

Exhibit C-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit C-3

EXHIBIT D

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 28, 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and SMP TopCo, LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-2

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 28, 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and SMP TopCo, LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-4

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 28, 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and SMP TopCo, LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-5

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-6

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of May 28, 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and SMP TopCo, LLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any note(s) evidencing such Loans), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-7

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-8